Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Silgan Holdings Inc. (Silgan) for the registration of $250,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2016 and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedule of Silgan, and the effectiveness of internal control over financial reporting of Silgan, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

October 5, 2009